Exhibit 10.11

AMENDMENT

TO

EXECUTIVE EMPLOYMENT AGREEMENT

WHEREAS, Mattel, Inc. (“Mattel”) and Robert A. Eckert (the “Executive”) have entered into an Executive Employment Agreement dated October 18, 2000, as amended March 18, 2005 (the “Agreement”);

WHEREAS, pursuant to Section 13 of the Agreement, Mattel and the Executive may amend the Agreement pursuant to a written instrument executed by the Executive and Mattel; and

WHEREAS, as a result of the enactment in 2004 of Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), the Company and the Executive desire to amend the Agreement to evidence the intention that the terms of the Agreement be exempt from or comply with Section 409A of the Code.

NOW, THEREFORE, pursuant to Section 13 of the Agreement, the Agreement is hereby amended, effective as of December 31, 2008, as follows:

1. Capitalized Terms. Capitalized terms that are not defined in this Amendment shall have the meanings ascribed thereto in the Agreement.

2. The reference to Section 14(b) in Sections 1 and 4(f) of the Agreement shall be amended to reference Section 15(b).

3. The second sentence of Section 3(e)(ii) of the Agreement shall be amended in its entirety to read as follows:

“The shares issuable as a result of the vesting of such restricted stock units before January 1, 2005 shall be delivered by Mattel to the Executive by the earlier of: (A) April 1 of the year that next follows the end of the calendar year during which the Executive ceases to be employed by Mattel; or (B) thirteen (13) months following the earliest date when the entire payment would be tax deductible under all pertinent federal tax laws, including Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), without affecting the deductibility of $1 million of the Executive’s Base Salary in any year, as determined by the reasonable belief of the Board’s Compensation Committee.”

4. Section 3(e)(ii) of the Agreement shall be amended by adding the following language at the end thereof to read as follows:

“The shares issuable as a result of the restricted stock units vesting on June 30, 2008 shall be delivered by Mattel to the Executive upon the later of: (1) April 1 of the calendar year following the end of the calendar year in which the Executive experiences a “separation from service” as defined for purposes of Section 409A of the Code (a “Separation from Service”); or (2) the date that is six (6) calendar months following the Executive’s Separation from Service.”

5. The first sentence of Section 3(g)(i) of the Agreement shall be amended in its entirety to read as follows:

“Upon termination of employment, the Executive will be entitled to receive from Mattel a supplemental retirement benefit which, when expressed as a single life annuity and added to any benefits payable under the Mattel, Inc. 2005 Supplemental Executive Retirement Plan (also expressed as a single life annuity), will produce an aggregate annual pension benefit at age 60 (the “Age 60 Pension”) which is not less than 35% of (i) the Executive’s average annual compensation or, if greater, (ii) $2,500,000, the sum of the Executive’s initial annual Base Salary under Section 3(a) and initial target annual bonus under Section 3(c), subject to the possible reductions described in paragraph (ii), below.”

6. Section 3(g)(iii) of the Agreement shall be amended in its entirety to read as follows:

“(iii) Actuarial Reduction of Supplemental Pension. In the event Executive’s Age 60 Pension commences prior to age 60 in accordance with Section 3(g)(iv), the Age 60 Pension shall be subject to a reduction of 3% for each full year that the pension commences prior to age 60. In the event of a Change of Control, the 3% discount for early commencement will be measured from age 55.”

7. Section 3(g)(iv) of the Agreement shall be amended in its entirety to read as follows:

“(iv) Form and Time of Payment of Supplemental Pension and Survivor Benefits. The Age 60 Pension shall be paid in the same form and at the same time as the Executive’s benefit under Mattel’s Supplemental Executive Retirement Plan is paid. In the event of the Executive’s death before the Age 60 Pension becomes payable, his wife will receive, commencing as soon as practicable after the Executive’s death during the calendar year in which the Executive’s death occurred, a survivor annuity for her life equal to 50% of the amount which would have been payable to the Executive if he had terminated his employment for Good Reason immediately prior to the date of his death, subject to possible reduction in accordance with Section 3(g)(iii). Any such survivor benefit will be reduced by the amount of any pre-retirement survivor benefit payable to the Executive’s wife under the Mattel, Inc. 2005 Supplemental Executive Retirement Plan.”

8. Section 3(k) of the Agreement is amended in its entirety to read as follows:

“(k) Fringe Benefits. During the Term, the Executive shall be entitled to fringe benefits at a level at or above those available to other senior executives of Mattel, including a leased automobile, car and driver (at his disposal whenever required by him), personal and home security, and related expenses, as well as first class travel expenses while traveling on Mattel business, the use of a company-issued gasoline credit card, club memberships and related expenses, and financial counseling and tax preparation services in accordance with the policies of Mattel as in effect from time to time with respect to senior executives employed by Mattel. In addition, Executive shall be entitled to the use of company-owned aircraft for personal use up to sixty (60) hours per year, to the extent available, while he serves as chief executive officer of Mattel. In the event Mattel ceases to own an interest in aircraft during the Term, Mattel shall provide instead for charter flights arranged by Mattel at its expense on equivalent aircraft. Mattel shall promptly make cash payments to the Executive in the amounts necessary to make him whole for all applicable federal, state and local income, social security, employment and similar taxes (collectively, “Taxes”) imposed on him as a result of his use of the company aircraft (or charter flights, as applicable) pursuant to the foregoing, as well as for all Taxes on such cash payments; provided, however, that any such Tax gross-up payment shall in all events be paid no later than the end of the Executive’s taxable year immediately following the Executive’s taxable year in which the Taxes are remitted to the Internal Revenue Service or any other applicable taxing authority.”

9. Section 3(l) of the Agreement is amended in its entirety to read as follows:

“(l) Vacation. During the Term, the Executive shall be entitled to paid vacation in accordance with the policies and practices of Mattel as in effect from time to time with respect to senior executives employed by Mattel.”

10. The first sentence of Section 4(a) of the Agreement shall be amended by adding the following proviso at the end thereof to read as follows:

“; provided, further, that all such payments in respect of the Executive’s death pursuant to this Section 4(a) shall be paid to the Executive’s estate no later than March 15th of the calendar year following the calendar year in which the Executive dies, including, if applicable, a final lump sum payment on March 15th (or the last business day immediately prior thereto) of the calendar year following the Executive’s death, such that the aggregate of such payments in respect of the continued Base Salary equals 50% of the Executive’s annual Base Salary at the rate in effect at the time of death.”

11. The first paragraph of Section 4(c) of the Agreement shall be amended in its entirety to read as follows:

“(c) Good Reason. The Executive may terminate his employment for Good Reason. For purposes of this Agreement, “Good Reason” means the good faith determination by the Executive that any one or more of the following have occurred, provided that (i) the Executive provides Mattel with written notice of the Good Reason event within ninety (90) days of the initial existence of such event, (ii) such event is not remedied by Mattel within thirty (30) days following the delivery of written notice of such Good Reason event, and (iii) the Executive actually terminates his employment within two (2) years following the initial existence of such Good Reason event:”

12. Section 4(c)(i) of the Agreement shall be amended in its entirety to read as follows:

“(i) without the express written consent of the Executive, any material diminution in any of the duties, authority, or responsibilities of the Executive as contemplated by this Agreement;”

13. Section 4(c)(iii) of the Agreement shall be amended in its entirety to read as follows:

“(iii) any other action or inaction that constitutes a material breach of this Agreement by Mattel;”

14. Section 4(c)(iv) of the Agreement shall be amended in its entirety to read as follows:

“(iv) any failure by Mattel to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 12(b), except where such assumption and agreement occurs by operation of law; or”

15. Section 4(c)(vi) of the Agreement shall be deleted in its entirety.

16. Section 4(e)(i) of the Agreement shall be amended in its entirety to read as follows:

“(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (i) the then-outstanding shares of common stock of Mattel (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of Mattel entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following shall not constitute a Change of Control: (a) any acquisition directly from Mattel, (b) any acquisition by Mattel or any corporation controlled by Mattel, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Mattel or any corporation controlled by Mattel, (d) any acquisition by a Person of 35% or more of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities as a result of an acquisition of common stock of Mattel by Mattel which, by reducing the number of shares of common stock of Mattel outstanding, increases the proportionate number of shares beneficially owned by such Person to 35% or more of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities; provided, however, that if a Person shall become the beneficial owner of 35% or more of either the

Outstanding Company Common Stock or the Outstanding Company Voting Securities by reason of a share acquisition by Mattel as described above and shall, after such share acquisition by Mattel, become the beneficial owner of any additional shares of common stock of Mattel, then such acquisition shall constitute a Change of Control or (e) any acquisition pursuant to a transaction which complies with clauses (a), (b) and (c) of subsection (iii) of this Section 4(e); or”

17. Section 4(e)(iii)(b) of the Agreement shall be amended in its entirety to read as follows:

“(b) no Person (excluding any employee benefit plan (or related trust) of Mattel or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and”

18. The final paragraph of Section 4(e) of the Agreement shall be deleted in its entirety.

19. Section 5(a)(i) of the Agreement shall be amended in its entirety to read as follows:

“(i) As of the Date of Termination, the Executive’s family shall be entitled to continued healthcare coverage as in effect from time to time on the same terms and conditions as such insurance is available to active employees of Mattel and financial counseling benefits through the vendor engaged and paid for by Mattel until the third anniversary of the Date of Termination;”

20. Section 5(a)(ii) of the Agreement shall be amended in its entirety to read as follows:

“(ii) From and after the Date of Termination, the Executive’s beneficiaries shall be entitled to receive those benefits payable to the Executive’s surviving spouse or other named beneficiaries under the provisions of any applicable Mattel plan or program and/or as provided for under Section 3(g), above, including, without limitation, any benefits commencing immediately upon the Executive’s death;”

21. Section 5(a)(iii) of the Agreement shall be amended in its entirety to read as follows:

“(iii) On the Date of Termination, all options to purchase stock of Mattel theretofore granted to the Executive (“Options”) and not exercised by the Executive shall become fully vested and shall be exercisable by his legal representatives for a period of ten (10) years from the date each such Option was granted (but in no event beyond the stated term of such Option); and”

22. The reference to Section 5(d)(v) in Section 5(b)(ii) of the Agreement shall be amended to reference Section 5(d)(vi).

23. Section 5(b)(iii) of the Agreement shall be amended in its entirety to read as follows:

“(iii) all supplemental retirement benefits for which the Executive is or shall become eligible shall be paid in accordance with the terms and conditions of such arrangements;”

24. Section 5(b)(iv) of the Agreement shall be amended in its entirety to read as follows:

“(iv) on the Disability Effective Date, all Options theretofore granted to the Executive and not exercised by the Executive shall become fully vested and shall be exercisable for a period of ten (10) years from the date each such Option was granted (but in no event beyond the stated term of such Option); and”

25. The first paragraph of Sections 5(d)(i) of the Agreement shall be amended in its entirety to read as follows:

“(i) Mattel shall pay to the Executive in a lump sum in cash on the 55th day after the Date of Termination (or the first business day thereafter) the aggregate of the following amounts:”

26. Sections 5(d)(i)(B), 5(d)(i)(C) and 5(d)(ii) of the Agreement shall be amended by adding the phrase, “subject to Section 5(e),” at the beginning of such provisions.

27. Section 5(d)(iii) of the Agreement shall be amended in its entirety to read as follows:

“(iii) Any Options theretofore granted to the Executive under Mattel’s stock option plans, other than Mattel’s 1997 Premium Price Stock Option Plan or any successor thereto, shall become immediately exercisable and the Executive shall have until the date which is ten (10) years from the date each such Option was granted to exercise each such Option (but in no event beyond the stated term of such Option).”

28. Section 5(d)(v) of the Agreement shall be amended in its entirety to read as follows:

“(v) Mattel shall, promptly upon submission by the Executive of supporting documentation, pay or reimburse to the Executive any costs and expenses paid or incurred by the Executive during the Term which would have been payable under Section 3(j) if the Executive’s employment had not terminated.”

29. Section (5)(d)(vi)(A) of the Agreement shall be amended in its entirety to read as follows:

“(A) a monthly amount equal to the applicable COBRA premium for the level of coverage that the Executive has as of the Date of Termination (i.e., single, single plus one, or family) under Mattel’s medical, dental, prescription drug and vision care group insurance as in effect from time to time, which payment shall be paid in advance on the first payroll day of each month, commencing with the month immediately following the Executive’s Date of Termination; provided, however, that any such payments otherwise payable to the Executive within the first 54 days following the Date of Termination shall not be paid on the otherwise scheduled payment date but shall instead accumulate and be paid on the 55th day following the Date of Termination. During such period, subject to the Executive’s continued payment of premiums, Mattel will make available to the Executive and the Executive’s eligible dependents, at the Executive’s cost (in an amount equal to the COBRA premium cost therefor), coverage under Mattel’s medical, dental, prescription drug and vision care group insurance (which shall be concurrent with any health care continuation benefits to which the Executive or his eligible dependents are entitled under COBRA);”

30. Section 5(d)(vi)(E) of the Agreement shall be amended in its entirety to read as follows:

“(E) membership in one city or country club and related expenses. Mattel shall cause the membership to be transferred to the Executive at no cost to the Executive, provided that such transfer shall occur no later than March 15th of the calendar year following the calendar year in which the Date of Termination occurs.”

31. Section 5(d)(vii) of the Agreement shall be amended by adding the following proviso at the end thereof to read as follows:

“; provided, however, that such credit for additional years of service and age shall not accelerate the time of payment under such arrangements in a manner that would result in the imposition of tax, interest and/or penalties upon the Executive under Section 409A of the Code (“Section 409A”).”

32. Section 5(e) of the Agreement shall be amended in its entirety to read as follows:

“(e) Change of Control. Except as provided below, if, within 18 months following a Change of Control, (x) the Executive terminates his employment for Good Reason, (y) Mattel or the surviving entity terminates the Executive’s employment other than for Cause or Disability or (z) the Executive terminates his employment for any reason within the 30-day period immediately following the six (6) month anniversary of a Change of Control (the “Window Period”), the Executive shall be entitled to all of the payments, rights and benefits described in Section 5(d); provided, however, (i) Section 5(d)(ii) (relating to the LTIP) shall not apply because, in lieu thereof, the Executive will have received the long term incentive compensation payments described in Section 6, below, (ii) the Executive’s right to receive the lump sum cash payment following a termination of employment pursuant to Section 5(d)(i)(B) or 5(d)(i)(C) (whether pursuant to this Section 5(e) or otherwise under the terms of this Agreement) shall terminate on March 15th of the calendar year following the calendar year in which the Window Period commenced and (iii) Mattel shall make any such lump sum cash payment due to the Executive on or before the earlier of (x) the 55th day after the Date of Termination (or the first business day thereafter) or (y) March 15th of the calendar year following the calendar year in which the Window Period commenced, provided that all conditions necessary for such payment have been satisfied on or before such date, and no such amount shall be payable thereafter unless such later payment continues to qualify as a short-term deferral under Treasury Regulation Section 1.409A-1(b)(4). Subject to the preceding sentence, if a Change of Control occurs during the Term, then (regardless of when the Term would otherwise end under any other provision of this Agreement) this Section 5(e), and all other parts of this Agreement which relate to this Section 5(e), shall continue to apply to the Executive for 18 months after the Change of Control. For the avoidance of doubt, the provisions of Section 5(e)(ii) shall not extinguish Mattel’s obligation to pay any lump sum payment pursuant to Section 5(e)(iii) in the event Mattel fails to timely comply with such payment obligation.”

33. A new Section 5(f) shall be added to the Agreement to read as follows:

“(f) Mattel Non-Renewal of Term. If, prior to the Executive’s attainment of age 62, Mattel gives written notice to the Executive in accordance with Section 1 that the automatic extension of the Term shall cease and the Executive thereafter terminates the Executive’s employment for any reason during the period beginning on the day such written notice is delivered and ending on March 5th of the calendar year following the calendar year in which such notice was delivered (such period from the giving of the notice by Mattel to the March 5th of the following calendar year, the “Non-Renewal Severance Period”), then the Executive shall be entitled to all of the payments, rights and benefits described in Section 5(d); provided, however, that (i) the Executive’s right to receive the lump sum cash payment specified in Section 5(d)(i)(B) or 5(d)(i)(C) (whether pursuant to this Section 5(f) or otherwise under the terms of this Agreement) shall terminate on the 10th calendar day following the end of the Non-Renewal Severance Period (i.e., March 15th) and (ii) Mattel shall make any such lump sum cash payment due to the Executive on or before the earlier of (x) the 55th day after the Date of Termination (or the first business day thereafter) or (y) March 15th of the calendar year following the calendar year in which the Non-Renewal Severance Period commenced, provided that all conditions necessary for such payment have been satisfied on or before such date, and no such amount shall be payable thereafter unless such later payment continues to qualify as a short-term deferral under Treasury Regulation Section 1.409A-1(b)(4). For the avoidance of doubt, (1) the Executive shall not be eligible for payments pursuant to this Section 5(f) in connection with Mattel’s delivery of a non-renewal notice by Mattel if, as a result of such delivery, the Term would expire on a date after the date that the Executive attains age 65 and (2) the provisions of Section 5(f)(i) shall not extinguish Mattel’s obligation to pay any lump sum payment pursuant to Section 5(f)(ii) in the event Mattel fails to timely comply with such payment obligation.”

34. A new Section 5(g) shall be added to the Agreement to read as follows:

“(g) Effect of Deferral Elections. If any payment payable pursuant to Section 5 or Section 6 is subject to a valid deferral election under the terms of another plan or arrangement maintained by Mattel, the payment of such amount shall be in accordance with the provisions of such deferred compensation plan or arrangement (including the Executive’s deferral elections regarding the form and timing of such deferrals).”

35. Section 10 of the Agreement shall be amended in its entirety to read as follows:

“10. General Release. The Executive acknowledges and agrees that this Agreement includes the entire agreement and understanding between the parties with regard to the Executive’s employment, the termination thereof during the Term, and all amounts to which the Executive shall be entitled whether during the term of employment or upon termination thereof. The Executive also acknowledges and agrees that the Executive’s right to receive severance pay and other benefits pursuant to subsections (b), (d), (e) and (f) of Section 5 of this Agreement is contingent upon the Executive’s compliance with the covenants set forth in Section 11 of this Agreement and the Executive’s execution and acceptance of the terms and conditions of, and the effectiveness of the General Release of All Claims (the “Release”) attached hereto as Exhibit “B.” The Executive shall not be entitled to any severance payments or other benefits to which the Executive would otherwise be entitled under subsections (b), (d), (e) and (f) of Section 5 of this Agreement unless (i) the Executive complies with the covenants set forth in Section 11, (ii) with respect to any severance payments or other benefits to which the Executive would otherwise be entitled under subsections (b) and (d) of Section 5 of this Agreement, the Executive executes the Release and such Release becomes irrevocable within fifty-five (55) days following the Executive’s Date of Termination, (iii) with respect to any severance payments or other benefits to which the Executive would otherwise be entitled under subsection (e) of Section 5 of this Agreement, the Executive executes the Release and such Release becomes irrevocable within fifty-five (55) days following the Executive’s Date of Termination or, if earlier, by March 15th of the calendar year following the calendar year in which the Window Period commenced and (iv) with respect to any severance payments or other benefits to which the Executive would otherwise be entitled under subsection (f) of Section 5 of this Agreement, the Executive executes the Release and such Release becomes irrevocable within fifty-five (55) days following the Executive’s Date of Termination or, if earlier, by March 15th of the calendar year following the calendar year in which the Non-Renewal Severance Period commenced.”

36. The second sentence of Section 14(a) of the Agreement shall be amended in its entirety to read as follows:

“Notwithstanding the foregoing provisions of this Section 14(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Parachute Value of Payments (as defined below) does not exceed 110% of the Safe Harbor Amount (as defined below), then no Gross-Up Payment shall be made to the Executive and the Agreement Payments (as defined below), in the aggregate, shall be reduced (but not below zero) such that the Parachute Value of all Payments equals the Safe Harbor Amount.”

37. Section 14(a) of the Agreement shall be amended by adding the following language at the end thereof to read as follows:

“If a reduction in the Agreement Payments is necessary so that the Parachute Value of all Payments equals the Safe Harbor Amount and none of the Payments is a “deferral of compensation” within the meaning of and subject to

Section 409A (“Nonqualified Deferred Compensation”), then the reduction shall occur in the manner the Executive elects in writing prior to the date of payment. If any Payment constitutes Nonqualified Deferred Compensation or the Executive fails to elect an order, then the reduction shall occur in the following order: (i) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; (ii) reduction in the benefits described in Section 5(d)(vi) (with such reduction being applied to the benefits in the manner having the least economic impact to the Executive and, to the extent the economic impact is equivalent, such benefits shall be reduced in the reverse order of when the benefits would have been provided to the Executive, that is, benefits payable later shall be reduced before benefits payable earlier); (iii) reduction of cash payments (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); (iv) cancellation of acceleration of vesting of equity awards not covered under (i) above; provided, however, that in the event that acceleration of vesting of equity award compensation is to be cancelled, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later equity awards shall be canceled before earlier equity awards.”

38. The third sentence of Section 14(b) of the Agreement shall be amended by adding the following proviso at the end thereof to read as follows:

“; provided, however, that any Gross-Up Payment shall in all events be paid no later than the end of the Executive’s taxable year immediately following the Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 14(c) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved.”

39. The fourth sentence of Section 14(b) of the Agreement shall be amended in its entirety to read as follows:

“Any determination by the Accounting Firm shall be binding upon Mattel and the Executive, including any determination by the Accounting Firm of the amount that equals 110% of the Safe Harbor Amount and any amount of cutback in benefits necessary because Payments are calculated to have a Parachute Value between 100% and 110% of the Safe Harbor Amount.”

40. The second sentence of the proviso following Section 14(c)(iv) of the Agreement shall be amended in its entirety to read as follows:

“Without limitation on the foregoing provisions of this Section 14(c), Mattel shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole option, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Mattel shall determine; provided, however, that if Mattel pays such claim and directs the Executive to sue for a refund, Mattel shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income with respect to such payment; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.”

41. Section 14(d) of the Agreement shall be amended in its entirety to read as follows:

“(d) If, after the receipt by the Executive of a Gross-Up Payment or payment by Mattel of an amount on the Executive’s behalf pursuant to Section 14(c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up relates or with respect to such claim, the Executive shall (subject to Mattel’s complying with the requirements of Section 14(c))

promptly pay to Mattel the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by Mattel of an amount on the Executive’s behalf pursuant to Section 14(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and Mattel does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.”

42. Section 14(e) of the Agreement shall be amended in its entirety to read as follows:

“Notwithstanding any other provision of this Section 14, Mattel may withhold and pay over to the Internal Revenue Service or any other applicable taxing authority for the benefit of the Executive all or any portion of the Gross-Up Payment that Mattel determines in good faith that it is or may be in the future required to withhold, and the Executive hereby consents to such withholding.”

43. A new Section 16 shall be added to the Agreement to read as follows:

“16. Section 409A.

(a) It is the parties’ intention that the reimbursements, payments and benefits to which the Executive could become entitled in connection with the Executive’s employment under this Agreement be exempt from or comply with Section 409A and the regulations and other guidance promulgated thereunder. The provisions of this Section 16 shall qualify and supersede all other provisions of this Agreement as necessary to fulfill the foregoing intention. If the Executive or Mattel believes, at any time, that any of such reimbursement, payment or benefit is not exempt or does not so comply, the Executive or Mattel will promptly advise the other party and will negotiate reasonably and in good faith to amend the terms of such arrangement such that it is exempt or complies (with the most limited possible economic effect on the Executive and on Mattel) or to mitigate any additional tax, interest and/or penalties that may apply under Section 409A if exemption or compliance is not practicable. Mattel agrees that it will not, without the Executive’s prior written consent, knowingly take any action, or knowingly refrain from taking any action, other than as required by law, that would result in the imposition of tax, interest and/or penalties upon the Executive under Section 409A, unless such action or omission is pursuant to the Executive’s written request.

(b) To the extent applicable, each and every payment to be made pursuant to Section 5 or Section 6 of this Agreement shall be treated as a separate payment and not as one of a series of payments treated as a single payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).

(c) If the Executive is a “specified employee” (determined by Mattel in accordance with Section 409A and Treasury Regulation Section 1.409A-3(i)(2)) as of the date that the Executive experiences a Separation from Service, and if any reimbursement, payment or benefit to be paid or provided under this Agreement or otherwise both (i) constitutes Nonqualified Deferred Compensation and (ii) cannot be paid or provided in a manner otherwise provided herein without subjecting the Executive to additional tax, interest and/or penalties under Section 409A, then any such reimbursement, payment or benefit that is payable during the first six (6) months following the Date of Termination shall be paid or provided to the Executive in a lump sum cash payment to be made on the earlier of (x) the Executive’s death and (y) the first business day of the seventh (7th) month immediately following the Executive’s Separation from Service.

(d) Except to the extent any reimbursement, payment or benefit to be paid or provided under this Agreement does not constitute Nonqualified Deferred Compensation, (i) the amount of expenses eligible for reimbursement or the provision of any in-kind benefit (as defined in Section 409A) to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or provided as in-kind benefits to the Executive in any other calendar year (subject to any lifetime and other annual limits provided under Mattel’s health plans), (ii) the reimbursements for expenses for which the Executive is entitled shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit.

(e) Any reimbursement, payment or benefit to be paid or provided under Section 5 hereof or otherwise to be paid or provided due to a Separation from Service that is exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v) will be paid or provided to the Executive only to the extent the expenses are not incurred or the benefits are not provided beyond the last day of the Executive’s second taxable year following the Executive’s taxable year in which the Separation from Service occurs; provided, however that Mattel shall reimburse such expenses no later than the last day of the third taxable year following the Executive’s taxable year in which the Executive’s Separation from Service occurs.

(f) It is the parties’ intention that the definition of Good Reason and the separation-from-service procedures specified in Section 4(c) hereof satisfy the conditions set forth in Treasury Regulation Section 1.409A-1(n)(2) for a termination for Good Reason to be treated as an “involuntary separation from service” for purposes of Section 409A.

(g) Subject to Section 10, any reimbursement, payment or benefit to be paid or provided under this Agreement that constitutes Nonqualified Deferred Compensation due upon a termination of employment shall be paid or provided to the Executive only in the event of a Separation from Service.”

44. Ratification and Confirmation. Except as specifically amended hereby, the Agreement is hereby ratified and confirmed in all respects and remains in full force and effect.

45. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of California, without reference to principles of conflict of laws.

46. Headings. Section headings are for convenience only and shall not be considered a part of this Amendment.

47. Counterparts. This Amendment may be executed (including by facsimile transmission confirmed promptly thereafter by actual delivery of executed counterparts) in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, Mattel and the Executive have caused this Amendment to be executed, effective as of December 31, 2008.

MATTEL, INC.

/s/ G. CRAIG SULLIVAN
Name: G. Craig Sullivan Title: Chairman of Compensation Committee

Dated: December 26, 2008

EXECUTIVE

/s/ ROBERT A. ECKERT
Name: Robert A. Eckert

Dated: December 29, 2008

19